Exhibit 5.5
Goulston & Storrs — A Professional Corporation
400 Atlantic Avenue
Boston, Massachusetts 02110-3333
April 21, 2010
Cascades Inc.
404 Marie-Victorin Boulevard
Kingsey Falls, Quebec
Canada JOA 1BO

Re:	US $500,000,000 Aggregate Principal Amount of 7-3/4% Senior Notes Due 2017 of Cascades Inc. and US $250,000,000 Aggregate Principal Amount of 7-7/8% Senior Notes Due 2020 of Cascades Inc.
Ladies and Gentlemen:
     We have acted as special Massachusetts counsel to Norampac New England Inc. (“NNEI”), a Massachusetts corporation and a direct or indirect, wholly-owned subsidiary of Cascades Inc., a Quebec corporation (“Cascades”), in connection with the offer to exchange (the “Exchange Offer”) up to US$500,000,000 aggregate principal amount of Cascades’s 7-3/4% Senior Notes due 2017 (the “New 2017 Notes”) for an equal principal amount of Cascades’s 7-3/4% Senior Notes due 2017 outstanding on the date hereof and up to $250,000,000 aggregate principal amount of Cascades’s 7-7/8% Senior Notes due 2020 (the “New 2020 Notes”) for an equal principal amount of Cascades’s 7-7/8% Senior Notes due 2020 outstanding on the date hereof, which New 2017 Notes are to be issued under the Indenture, dated as of December 3, 2009 (the “2017 Indenture”), among Cascades, as issuer, the Guarantors named therein, as subsidiary guarantors, and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), and which New 2020 Notes are to be issued under the Indenture, dated as of December 23, 2009 (the “2020 Indenture), among Cascades, as issuer, the Guarantors named therein, as subsidiary guarantors, and the Trustee.
     Our service as special counsel to NNEI is limited solely to the preparation of this opinion letter.
     We have examined the following documents (the “Documents”):
(i)	the 2017 Indenture;

(ii)	the 2020 Indenture;

(iii)	the draft of the Registration Statement of Cascades and various of its affiliates on Form F-4 relating to the Exchange Offer, as proposed to be filed with the

Cascades Inc.
April 21, 2010

Securities and Exchange Commission on the date hereof (the “Registration Statement”);

(iv)	the form of New 2017 Note(s) in global form with the Notation of Guarantee attached thereto;

(v)	the form of New 2020 Note(s) in global form with the Notation of Guarantee attached thereto;

(vi)	the guaranty by NNEI of the New 2017 Notes pursuant to Article 10 of the 2017 Indenture (the “New 2017 Guarantee”); and

(vii)	the guaranty by NNEI of the New 2020 Notes pursuant to Article 10 of the 2020 Indenture (the “New 2020 Guarantee”).
     Except as otherwise may be noted herein, in rendering this opinion letter we have examined and relied solely upon the following, and we have made no other inquiry, investigation or documentary review whatsoever:
(i)	the Documents;

(ii)	the Secretary’s Certificate of NNEI, dated the date hereof (the “Secretary’s Certificate”), delivered to us on your behalf as to, among other things, the Articles of Organization of NNEI, the Bylaws of NNEI, and the resolutions adopted by the Board of Directors of NNEI authorizing the entering into, execution and delivery of the Documents to which NNEI is a party and the transactions contemplated thereby, which resolutions we understand and assume have been filed with the records of the meetings of such Board of Directors;

(iii)	the Certificate of Good Standing of NNEI from the Secretary of State of Massachusetts, dated April 16, 2010, a copy of which has been furnished to you; and

(iv)	the representations and warranties as to factual matters contained in the Documents, the Secretary’s Certificate and the Registration Statement.
     In addition, we have reviewed such provisions of the laws of the Commonwealth of Massachusetts, as applied by courts located in the Commonwealth of Massachusetts, as we have deemed necessary in order to express the opinions set forth below.
     Based solely on the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:

Cascades Inc.
April 21, 2010

     1. NNEI is a corporation legally existing and in corporate good standing under the laws of the Commonwealth of Massachusetts.
     2. The New 2017 Guarantee and the New 2020 Guarantee have each been duly authorized by all necessary corporate action of NNEI.
     The opinions expressed herein are subject to the following limitations and qualifications:
     A. We have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the conformity to the original documents of all documents submitted to us as electronic, certified, facsimile or photostatic copies, (iv) the authenticity, accuracy and completeness of all documents submitted to us as originals or as copies of originals and (v) the Documents as executed and delivered are identical to the drafts thereof reviewed by us in all respects material to the opinions expressed herein. We have also assumed a fully executed counterpart of each Document (other than the Registration Statement) has been or will be physically delivered free from any escrow by or on behalf of NNEI to the other parties thereto or the appropriate holders of the Original Notes, as the case may be.
     B. This opinion letter is limited to the legal matters explicitly addressed herein and does not extend, by implication or otherwise, to any other matter. Without limiting the generality of the foregoing, no opinion is expressed herein with respect to, or the effect any of the following may have upon any opinion expressed in this opinion letter: (i) securities laws (including, without limitation, the anti-fraud provisions thereof), (ii) tax, labor or employment matters, including, without limitation, pension and employee benefit matters, (iii) anti-trust and unfair competition laws, and (iv) the accuracy, sufficiency or fairness of any statements, financial data or other information contained in the Registration Statement.
     C. The opinions expressed herein are limited to the existing laws of the Commonwealth of Massachusetts as applied by courts located in the Commonwealth of Massachusetts.
     We hereby consent to the filing of this opinion letter as Exhibit 5.5 to the Registration Statement and the reference to us under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     All opinions expressed herein are as of the date hereof (unless otherwise stated). This opinion letter is furnished to you at the direction of NNEI and is exclusively for the purpose of satisfying the conditions to the completion of the Exchange Offer. Subject to all of the limitations, qualification and assumptions set forth herein, Jones Day is hereby authorized to rely

Cascades Inc.
April 21, 2010

on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ Goulston & Storrs

— A Professional Corporation
TBB/HWW/JSW